Exhibit 99.1

News Release
For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank continues growth in earnings

WILSON — CB Financial Corporation, the single bank holding company for Cornerstone Bank, showed earnings of $952,000 for the first three quarters of 2007, an 11.6 percent increase from the same nine month period last year.
Assets grew to $190.4 million as of September 30, 2007, a 14.4 percent increase over the same period last year. Other key bank measurements also increased steadily. Total loans as of September 30, 2007 were $128.6 million (an 11.3 percent increase) and total deposits after three quarters of 2007 were $165.6 million (a 15.7 percent increase).

“We are pleased with the success and growth of the bank,” chairman John Anthony said. “Despite the slowdown in the economy, we continue to show steady progress.”

Cornerstone Bank president Norm Osborn said the bank’s profits are ahead of last year’s schedule, despite uncomfortable reports from large financial institutions nationwide. “All banks feel the pressure of rate margins,” Osborn said, “but we have been steadfast in treating customers fairly. We have not been greedy. We have served the community as promised.”

Osborn also commented on the bank’s continued growth in the mortgage area. “Our mortgages are healthy,” Osborn said. “We’ve all heard the news of some questionable practices in the mortgage industry, but we have been able to avoid problems affecting some other lenders, mainly because we have tried to remain ethical and honest with our customers.”

Cornerstone Bank opened in March 2000, and has posted 25 consecutive quarters of profitability. For more information on banking products and services or on stock information, call 252-243-5588.

—  Nov. 20, 2007

Disclosures about Forward Looking Statements

             The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events.  The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.